AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             VALLEY RESOURCES, INC.,

                             SOUTHERN UNION COMPANY

                                       AND

                           SUG ACQUISITION CORPORATION

                          DATED AS OF NOVEMBER 30, 1999

                                TABLE OF CONTENTS

ARTICLE I    THE MERGER....................................................... 1

     Section 1.1   The Merger................................................. 1

     Section 1.2   Effects of the Merger.....................................  1

     Section 1.3   Effective Time of the Merger..............................  2

     Section 1.4   Directors and Officers....................................  2

     Section 1.5   Other Transactions........................................  2

     Section 1.6   Certificate of Incorporation; By-laws.....................  2

     Section 1.7   Directors and Officers....................................  2

ARTICLE II   TREATMENT OF SHARES.............................................  3

     Section 2.1   Effect of the Merger on Capital Stock.....................  3

     Section 2.2   Exchange of Certificates..................................  3

ARTICLE III  THE CLOSING.....................................................  5

     Section 3.1   Closing...................................................  5

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................  5

     Section 4.1   Organization And Qualification............................  5

     Section 4.2   Subsidiaries..............................................  6

     Section 4.3   Capitalization............................................  6

     Section4.4    Authority; Non-contravention; Statutory Approvals;
                     Compliance..............................................  7

     Section 4.5   Reports and Financial Statement...........................  9

     Section 4.6   Absence of Certain Changes or Events...................... 10

     Section 4.7   Litigation................................................ 10

     Section 4.8   Tax Matters............................................... 11

     Section 4.9   Employee Matters; ERISA................................... 13

     Section 4.10  Environmental Protection.................................. 17

     Section 4.11  Regulation as a Utility................................... 19

     Section 4.12  Vote Required............................................. 19

     Section 4.13  Opinion of Financial Advisor.............................. 19

     Section 4.14  Ownership of Parent Common Stock.......................... 20

     Section 4.15  Intellectual Property..................................... 20

     Section 4.16  Title to Assets........................................... 20

     Section 4.17  Indebtedness.............................................. 20

     Section 4.18  Machinery and Equipment................................... 20

     Section 4.19  Insurance................................................. 20

     Section 4.20  Regulatory Proceedings.................................... 21

     Section 4.21  The Company Rights Agreement.............................. 21

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF PARENT........................ 21

     Section 5.1   Organization and Qualification............................ 21

     Section 5.2   Authority; Statutory Approvals............................ 21

ARTICLE VI   CONDUCT OF BUSINESS PENDING THE MERGER.......................... 22

     Section 6.1   Covenants of the Company.................................. 22

     Section 6.2   Covenant of the Company; Alternative Proposals............ 28

     Section 6.3   Employment Agreement...................................... 29

ARTICLE VII  ADDITIONAL AGREEMENTS........................................... 30

     Section 7.1   Access to Information..................................... 30

     Section 7.2   Proxy Statement........................................... 30

     Section 7.3   Regulatory Matters........................................ 32

     Section 7.4   Company Shareholders'Approval............................. 32

     Section 7.5   Directors'and Officers'Indemnification.................... 33

     Section 7.6   Disclosure Schedules...................................... 34

     Section 7.7   Public Announcements...................................... 34

     Section 7.8   Certain Employee Agreements............................... 34

     Section 7.9   Employee Benefit Plans.................................... 35

     Section 7.10  Company Stock Plans....................................... 36

     Section 7.11  Expenses.................................................. 37

     Section 7.12  Further Assurances........................................ 37

     Section 7.13  Community Involvement..................................... 37

     Section 7.14  Financial Statements to be Provided....................... 37

ARTICLE VIII CONDITIONS...................................................... 38

     Section 8.1   Conditions to Each Party's Obligation to Effect
                     the Mergers............................................. 38

     Section 8.2   Conditions to Obligation of Parent to Effect
                     the Mergers............................................. 38

     Section 8.3   Conditions to Obligation of  the  Company to Effect
                     the Mergers............................................. 40

ARTICLE IX   TERMINATION, AMENDMENT AND WAIVER............................... 40

     Section 9.1   Termination............................................... 40

     Section 9.2   Effect of Termination..................................... 43

     Section 9.3   Termination Fee; Expenses................................. 43

     Section 9.4   Amendment................................................. 43

     Section 9.5   Waiver.................................................... 43

ARTICLE X    GENERAL PROVISIONS.............................................. 44

     Section 10.1  Non-survival.............................................. 44

     Section 10.2  Brokers................................................... 44

     Section 10.3  Notices................................................... 44

     Section 10.4  Miscellaneous............................................. 45

     Section 10.5  Interpretation............................................ 45

     Section 10.6  Counterparts; Effect...................................... 46

     Section 10.7  Parties in Interest....................................... 46

     Section 10.8  Waiver of Jury Trial...................................... 46

     Section 10.9  Enforcement............................................... 46

     Section 10.10 Construction of Agreement................................. 46

                             INDEX OF DEFINED TERMS


1935 Act.....................................................................  6
Affiliate....................................................................  9
Agreement....................................................................  1
Alternative Proposal......................................................... 29
Bristol......................................................................  2
Bristol Merger...............................................................  2
Closing......................................................................  5
Closing Agreement............................................................ 12
Closing Date................................................................. 5
Code......................................................................... 12
Company......................................................................  1
Company Certificates.........................................................  3
Company Common Stock.........................................................  3
Company Disclosure Schedule.................................................. 34
Company Financial Statements................................................. 10
Company Material Adverse Effect..............................................  6
Company Merger...............................................................  2
Company Preferred Stock......................................................  6
Company Required Consents....................................................  8
Company Required Statutory Approvals.........................................  8
Company Rights Agreement.....................................................  3
Company SEC Reports.......................................................... 10
Company Shareholders'Approval................................................ 19
Company Special Meeting...................................................... 32
Company Stock Plans.......................................................... 36
Confidentiality Agreement.................................................... 30
Contract.....................................................................  7
control......................................................................  9
controlled by................................................................  9
Controlled Group Liability................................................... 13
Covered Company Employees.................................................... 35
Disclosure Schedules......................................................... 34
Effective Time...............................................................  2
Employee Benefit Plan........................................................ 13
Employment Agreement......................................................... 29
Environmental Claim.......................................................... 18
Environmental Laws........................................................... 19
Environmental Permits........................................................ 17
ERISA........................................................................ 13
ERISA Affiliate.............................................................. 13
Exchange Act.................................................................  9
Exchange Agent...............................................................  3
FERC......................................................................... 21
Final Order.................................................................. 39
GAAP......................................................................... 10
Governmental Authority.......................................................  8
Hazardous Materials.......................................................... 19
Indemnified Parties.......................................................... 33
Initial Termination Date..................................................... 40
IRS.......................................................................... 14
Joint Venture................................................................  6
Knowledge....................................................................  9
Legislative Actions.......................................................... 28
Liens........................................................................  6
Merger.......................................................................  1
Merger Consideration.........................................................  3
Merger Sub...................................................................  1
Mergers......................................................................  2
Multiemployer Plan........................................................... 13
Multiple Employer Plan....................................................... 15
Parent.......................................................................  1
Parent Disclosure Schedule................................................... 34
Parent Material Adverse Effect............................................... 22
Parent Required Statutory Approvals.......................................... 22
Paying Agent.................................................................  3
PBGC......................................................................... 14
PCBs......................................................................... 19
Plan......................................................................... 13
Proxy Statement.............................................................. 30
Qualified Plans.............................................................. 14
RelatedDocuments.............................................................  7
Release...................................................................... 19
RIBCA........................................................................  1
Rights.......................................................................  3
SEC..........................................................................  9
Securities Act...............................................................  9
SERP......................................................................... 35
Subsidiary...................................................................  6
Surviving Corporation........................................................  1
Tax Return................................................................... 11
Tax Ruling................................................................... 12
Taxes........................................................................ 11
Termination Fee.............................................................. 43
under common control with....................................................  9
Valley.......................................................................  2
Valley Merger................................................................  2
VEBA......................................................................... 14
Violation....................................................................  8
Withdrawal Liability......................................................... 13

     AGREEMENT  AND  PLAN  OF  MERGER,  dated  as of  November  30,  1999  (this
"Agreement"), by and among Valley Resources, Inc., a Rhode Island corporation (the "Company"), Southern Union Company, a Delaware corporation ("Parent"), and SUG Acquisition Corporation, a Rhode Island corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

     WHEREAS, the Company and Parent have determined to engage in a business combination transaction on the terms stated herein; and

     WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of Merger Sub with and into the Company and the subsequent mergers of the Company and its regulated subsidiaries into Parent;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I
                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company (the "Merger") in accordance with the laws of the State of Rhode Island. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Rhode Island. The effects and the consequences of the Merger shall be as set forth in Section 1.2. Throughout this Agreement, the term the "Company" shall refer to the Company prior to the Merger and the term "Surviving Corporation" shall refer to the Company in its capacity as the surviving corporation in the Merger.

     Section 1.2 Effects of the Merger. Pursuant to the Merger, (i) the Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law, except that Article 1 of the Articles of Incorporation shall be changed so that the name of the Surviving Corporation shall be "Valley Resources, Inc." and (ii) the By-laws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to be identical to the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by law, except that the By-laws shall be changed so that the name of the Surviving Corporation shall be "Valley Resources, Inc." Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 7-1.1-69 of the Rhode Island Business Corporation Act (the "RIBCA").

     Section 1.3 Effective Time of the Merger. On the Closing Date (as defined in Section 3.1), with respect to the Merger, a duly executed Articles of Merger complying with Section 7-1.1-65 of the RIBCA shall be filed with the Secretary of the State of Rhode Island. The Merger shall become effective upon the issuance of a Certificate of Merger by the Secretary of State of the State of Rhode Island (the "Effective Time").

     Section 1.4 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by the RIBCA.

     Section 1.5 Other Transactions. Immediately after the Effective Time, the Surviving Corporation shall adopt an agreement and plan of merger pursuant to which Valley Gas Company ("Valley"), a wholly-owned Subsidiary (as defined in
Section 4.1) of the Company, shall merge with and into the Surviving Corporation on the Closing Date, with the Surviving Corporation being the surviving corporation, by complying with the requirements of the RIBCA (the "Valley
Merger"). Immediately following the consummation of the Valley Merger, the Surviving Corporation shall adopt an agreement and plan of merger pursuant to which Bristol and Warren Gas Company ("Bristol"), a wholly-owned Subsidiary of the Company, shall merge with and into the Surviving Corporation on the Closing Date, with the Surviving Corporation being the surviving corporation, by complying with the requirements of the RIBCA (the "Bristol Merger"). Immediately following the consummation of the Bristol Merger, Parent shall adopt an agreement and plan of merger pursuant to which the Surviving Corporation shall merge with and into Parent on the Closing Date, with Parent being the surviving corporation by complying with the requirements of the RIBCA and the Delaware General Corporation Law (the "Company Merger"). The Merger, the Bristol Merger, the Valley Merger and the Company Merger shall hereinafter be referred to collectively as the "Mergers."

     Section 1.6 Certificate of Incorporation; By-laws. Pursuant to the Company Merger, the Restated Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of Parent until thereafter amended as provided by law and (ii) the By-laws of Parent, as in effect immediately prior to the Effective Time, shall be the By-laws of Parent until thereafter amended as provided by law.

     Section 1.7 Directors and Officers. The directors and officers of Parent immediately prior to the Effective Time will be the directors and officers of Parent after consummation of the Company Merger, each to hold office in accordance with Restated Certificate of Incorporation and By-laws of Parent.


                                   ARTICLE II
                               TREATMENT OF SHARES

     Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

     (a) Shares of Merger Sub Stock. Each share of common stock, $1.00 par value, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $1.00 par value, of the Surviving Corporation.

     (b) Cancellation of Certain Company Common Stock. Each share of common stock, $1.00 par value, of the Company (the "Company Common Stock") that is owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent shall be canceled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (c) Conversion of Company  Common Stock.  Subject to the provisions of this
Section 2.1, each share of Company Common Stock (which shall be deemed to include without limitation each related associated preferred stock purchase right (collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of June 18, 1991, between the Company and State Street Bank and Trust Company, as Rights Agent (the "Company Rights Agreement"), which will be terminated at the Effective Time (any reference in this Agreement to Company Common Stock will be deemed to include without limitation the associated Rights)), other than shares canceled pursuant to Section 2.1(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right of each holder thereof to receive $25.00 in cash (the "Merger Consideration").

     Section 2.2 Exchange of Certificates.

     (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit with a bank or trust company as may be selected by Parent and be reasonably acceptable to the Company (the "Exchange Agent"), pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, an amount of cash representing the aggregate Merger Consideration.

     (b) Exchange and Payment Procedures. As soon as practicable after the Effective Time, Parent shall cause Parent's transfer agent and registrar, as paying agent (the "Paying Agent"), to mail to each holder of record as of the Effective Time of a certificate or certificates representing the shares of Company Common Stock ("Company Certificates") that have been converted pursuant to Section 2.1(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Company Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to Section 2.1. Upon surrender of a Company Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled in accordance with
Section 2.1(c), and the Company Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to any person other than the person in whose name the surrendered Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes (as defined in Section 4.8) required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Company Certificate (other than a certificate representing shares of Company Common Stock to be canceled in accordance with Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article II.

     (c) Investment of Funds. The Exchange Agent shall invest the funds representing the aggregate Merger Consideration, as directed by the Parent, in
(i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest or (iii) commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.; provided, however, that, notwithstanding anything to the contrary in this Agreement, if the Exchange Agent is not able or refuses to so invest such funds, the Parent may deposit such funds in trust with another bank or trust company which has a net capital of not less than $100,000,000, as may be selected by Parent, so long as the Exchange Agent is allowed to draw on such funds to the extent required to pay the Merger Consideration. Any net earnings with respect to such funds shall be the property of and paid over to Parent as and when requested by Parent.

     (d) Lost, Stolen or Destroyed Certificates. In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided, however, that the person to whom the Merger Consideration is paid shall, if required by Parent, as a condition precedent to the payment thereof, give the Exchange Agent a bond in such sum as it may ordinarily require and indemnify Parent in a manner satisfactory to it against any claim that may be made against Parent with respect to the Company Certificate claimed to have been lost, stolen or destroyed.

     (e) Closing of Transfer Books. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent, they shall be canceled and exchanged for the appropriate amount of Merger Consideration as provided in Section 2.1 and in this Section 2.2.

     (f) Termination of Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Company Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Company Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

     (g) Escheat. Neither the Surviving Corporation nor Parent shall be liable to any holder of Company Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority (as defined in Section 4.4(c)) shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.


                                   ARTICLE III
                                   THE CLOSING

     Section 3.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Hughes Hubbard & Reed LLP, New York, New York, at 10:00 a.m., Eastern time, on a date selected by Parent and reasonably satisfactory to the Company which is no more than five business days following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or, if permissible, waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent as follows:

     Section 4.1 Organization And Qualification. The Company and each of its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders of the Rhode Island and all other regulatory authorities, in each such case, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect (i) on the business, properties, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (ii) on the ability of the Company and its Subsidiaries to consummate the Mergers in accordance with this Agreement and the Related Documents (as defined in Section 4.4(a)) (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "Subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having the power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or otherwise having the power to direct the business and policies of that other corporation or other entity) shall at the time be held, directly or indirectly, by such person.

     Section 4.2 Subsidiaries. Section 4.2(i) of the Company Disclosure Schedule (as defined in Section 7.6) sets forth a description of all Subsidiaries and Joint Ventures (as defined below) of the Company and its Subsidiaries, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's or its Subsidiary's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2(ii) of the Company Disclosure Schedule, none of the Company's Subsidiaries is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any "public utility company" or of any "holding company" within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Except as set forth in Section 4.2(i) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned, directly or indirectly, by the Company of each Subsidiary or Joint Venture of the Company are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever (collectively, "Liens"), and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "Joint Venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of such person, in which such person or one or more of its Subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 2% of any class of the outstanding voting securities or equity of any such entity.

     Section 4.3 Capitalization. The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock and (ii) 500,000 shares of preferred stock, $100 par value (the "Company Preferred Stock"). As of the close of business on November 29, 1999, there were issued and outstanding 4,991,264 shares of Company Common Stock. No shares of Company Preferred Stock are issued or outstanding. There are no shares of Company Common Stock or Company Preferred Stock reserved for issuance upon exercise of outstanding Company stock options or stock appreciation rights. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in
Section 4.3 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, stock appreciation rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or any Subsidiary of the Company, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment.

     Section 4.4 Authority; Non-contravention; Statutory Approvals; Compliance.

     (a) Authority. The Company and each applicable Subsidiary of the Company has all requisite corporate power and authority to enter into this Agreement and the Related Documents and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.12), the Company Required Statutory Approvals (as defined in Section 4.4(c)) and the Legislative Actions (as defined in
Section 6.1(y)), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Documents and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and its Subsidiaries, subject to obtaining the Company Shareholders' Approval. This Agreement has been, and as of the Closing the Related Documents to be executed by the Company and its applicable Subsidiaries will be, duly and validly executed and delivered by the Company or its applicable Subsidiary, as the case may be, and, assuming the due authorization, execution and delivery by the other signatories hereto and thereto, constitutes or will constitute, as the case may be, the valid and binding obligations of the Company or its applicable Subsidiary, as the case may be, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity). As used in this Agreement, the term (i) "Related Documents" shall mean any Contract provided for in this Agreement to be entered into by one or more of the parties hereto or their respective Subsidiaries in connection with the Mergers, and (ii) "Contract" shall mean any agreement, contract, document, instrument, obligation, promise, commitment or undertaking (whether written or oral) to which any person is a party or by which any person or its assets may be bound.

     (b) Non-Contravention. The execution and delivery of this Agreement and the Related Documents by the Company and its Subsidiaries do not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with notice or lapse of time) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or any of its Joint Ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company, its Subsidiaries and Joint Ventures) pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of the Company, subject to Section 4.4(b)(i) of the Company Disclosure Schedule, any of its Subsidiaries or any of its Joint Ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company, any of its Subsidiaries or any of its Joint Ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.4(b)(iii) of the Company Disclosure Schedule (the "Company Required
Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, commitment, security agreement, loan agreement, or other instrument, obligation, agreement or other Contract of any kind to which the Company, any of its Subsidiaries or any of its Joint Ventures is a party or by which any of such persons or any of their properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Statutory Approvals. Except as described in Section 4.4(c) of the Company Disclosure Schedule (the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement and the Related Documents by the Company and its Subsidiaries or Joint Ventures or the consummation by the Company and its Subsidiaries or Joint Ventures of the transactions contemplated hereby and thereby, the failure to obtain, make or give which are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notices, obtaining such authorizations, consents or approvals and having such waiting periods expire as are necessary to avoid a violation of law.

     (d) Compliance; Contracts. Except as set forth in Section 4.10 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.5) delivered to Parent prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of its Joint Ventures is in violation of, is under investigation with respect to any violation of, or has been given notice of, or been charged with any violation of, or failure to comply with, any law, statute, order, rule, regulation, tariff, franchise agreement, principle of common law, ordinance or judgment (including, without limitation, any applicable Environmental Law, as defined in Section 4.10(i)(ii)) of any Governmental Authority except for violations that, individually and in the aggregate, do not have a Company Material Adverse Effect. The Company and its Subsidiaries and Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses and to own, operate and vote all of their respective assets as currently conducted in all respects, except those which the failure to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of its Joint Ventures nor to the Knowledge (as defined below) of any of the foregoing, any other party thereto, is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred or is occurring which, with lapse of time or action by a third party, could result in a default by any party thereto under, (i) its articles of incorporation or by-laws or similar governing document or (ii) any commitment, deed of trust, franchise, permit, concession, security agreement, obligation, agreement, indenture, mortgage, loan agreement, note, lease, bond, or other Contract, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, individually and in the aggregate, do not have a Company Material Adverse Effect. Set forth in Section 4.4(d) of the Company Disclosure Schedule is a list as the date hereof of all Contracts to which any of the Company or any of its Subsidiaries is a party involving a total commitment by or to any party thereto of more than $125,000 on an annual basis or more than $500,000 on its remaining term which cannot be terminated on no more than sixty (60) days' notice without penalty or additional cost to the Company or its applicable Subsidiary as the terminating party. Except as disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement, and with such exceptions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, each Contract to which the Company or any of its Subsidiaries is a party is in full force and effect and constitutes the valid and binding obligation of the parties thereto, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity). For purposes of this Agreement, (i) an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter and (ii) a person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such person or any Subsidiary of it has actual knowledge after reasonable inquiry of such fact or other matter.

     (e) Except as set forth in Section 4.4(e) of the Company Disclosure Schedule, there is no "non-competition" or other similar Contract that restricts the ability of the Company or any of its Affiliates to conduct business in any geographic area or that would reasonably be likely to restrict Parent or any of its Affiliates to conduct business in any geographic area. As used in this Agreement, the term "Affiliate" shall mean, with respect to any person, any other person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first person. As used in this definition, "control" (including with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, or power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     Section 4.5 Reports and Financial Statements. The filings required to be made by the Company and its Subsidiaries and Joint Ventures since January 1, 1996 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the 1935 Act and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, financial statements, reports, agreements (oral or written) and all documents, exhibits, schedules, amendments and supplements appertaining thereto, were duly made and complied (or, with respect to such documents to be filed after the date of this Agreement, will be duly made and will comply), as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1997 (as such documents, including those filed after the date of this Agreement, have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did (or will) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been (or will be) prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (or will fairly present) the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. True, accurate and complete copies of the articles of incorporation and by-laws of the Company, each of its Subsidiaries and each of its Joint Ventures have been made available to Parent. The Company SEC Reports delivered to Parent prior to the date of this Agreement accurately disclose all material regulation of the Company and each of its Subsidiaries and Joint Ventures that relates to the utility business of any of the Company and each of its Subsidiaries and Joint Ventures.

     Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement, from August 31, 1999, the Company and each of its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which, individually or in the aggregate, would have or, insofar as reasonably can be foreseen, could have, a Company Material Adverse Effect.

     Section 4.7 Litigation. Except as disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement or as set forth in
Section 4.8(g) or Section 4.10 of the Company Disclosure Schedule, (a) there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company and its Subsidiaries, threatened, nor are there any investigations, requests for information, or reviews pending or, to the Knowledge of the Company and its Subsidiaries, threatened against, relating to or affecting the Company or any of its Subsidiaries, and (b) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its Subsidiaries, except for any of the foregoing under clauses (a) and (b) that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There is no claim, suit, action or proceeding pending that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Mergers or any of the transactions contemplated hereby.

     Section 4.8 Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental entity with respect to Taxes.

     (a) Filing of Timely Tax Returns. Except as set forth in Section 4.8(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have duly filed (or there has been filed on its behalf) within the time prescribed by law all material Tax Returns (including withholding Tax Returns) required to be filed by each of them under applicable law. Any such Tax Returns were and are in all material respects true, complete and correct.

     (b) Payment of Taxes. Except as set forth in Section 4.8(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes (including withholding Taxes) required to have been paid except for those contested in good faith and for which adequate reserves have been taken.

     (c) Tax Reserves. All material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of the most recent financial statements contained in the Company Financial Statements delivered to Parent prior to the date of this Agreement are properly reflected in such financial statements in accordance with GAAP, and the unpaid Taxes of the Company and its Subsidiaries do not exceed the amount shown therefor on such financial statements, adjusted for the Taxes incurred in the ordinary course of business through the Effective Time.

     (d)  Extensions  of Time for  Filing  Tax  Returns.  Except as set forth in
Section 4.8(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

     (e) Waivers of Statute of Limitations. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (f) Expiration of Statute of Limitations. The statute of limitations for the assessment of all material Taxes has expired for all applicable material Tax Returns of the Company and each of its Subsidiaries, or those material Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and paid in full.

     (g) Audit,  Administrative  and Court  Proceedings.  Except as set forth in
Section 4.8(g) of the Company Disclosure Schedule, no material claims, audits, disputes, controversies, examinations, investigations or other proceedings are presently pending, or, to the Knowledge of the Company and its Subsidiaries, threatened, with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

     (h) Tax Rulings. Neither the Company nor any of its Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

     (i) Availability of Tax Returns. The Company has provided or made available to Parent complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its Subsidiaries (or any predecessors thereto) for all open years, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its Subsidiaries and (iii) any Closing Agreements entered into by the Company or any of its Subsidiaries with any taxing authority.

     (j) Tax Sharing Agreements. Except as set forth in Section 4.8(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, understanding or arrangement relating to allocating or sharing of Taxes.

     (k) Liability for Others. Neither the Company nor any of its Subsidiaries has any liability for any material Taxes of any person other than the Company and its Subsidiaries (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

     (1) Code Section 897. To the Knowledge of the Company and its Subsidiaries after due inquiry, no foreign person owns or has owned beneficially more than five percent of the total fair market value of Company Common Stock during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code of 1986, as amended (the "Code").

     (m) Code Section 280G. Neither the Company nor any of its Subsidiaries is a party to any agreement that could result in a non-deductible expense under
Section 280G of the Code.

     (n) Code Section 481. Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481 of the Code.

     (o) Code Section 341(f). Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

     (p) Code Section 355. Neither the Company nor any of its Subsidiaries has made a distribution or has been the subject of a distribution intended to qualify under Section 355 of the Code.

     Section 4.9 Employee Matters; ERISA.

     (a) For purposes of this Section 4.9, the following terms have the definitions set forth below:

          (i) "Controlled Group Liability" means any and all liabilities (a) under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (b) as a result of a failure to comply with the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code,
     (c) under Section 4971 of the Code, and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans.

          (ii) "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (iii) An "Employee Benefit Plan" means any employee benefit plan, program, policy, practice, agreement or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(l) of ERISA, any employee pension benefit plan within the meaning of
     Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, sick leave, disability, stock purchase, stock option, stock award, phantom stock, stock appreciation right, severance, employment, change of control or fringe benefit plan, program or agreement.

          (iv)  A  "Plan"  means  any   Employee   Benefit  Plan  other  than  a
     Multiemployer Plan.

          (v) A "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) or 3(37) of ERISA.

          (vi) "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA or under the terms of the Multiemployer Plan.

     (b) Section 4.9(b) of the Company Disclosure Schedule includes a complete list of all Employee Benefit Plans and, with respect to executive welfare benefit plans and nonqualified pension, savings and deferred compensation plans, states the number of employees participating in or covered by such plans. Such list identifies all Plans which are funded with or provide benefits in the form of Company Common Stock or other securities of the Company or its Subsidiaries.

     (c) With respect to each Plan, the Company has delivered to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles, and a description of each unwritten plan;
(ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA; (iv) the most recent annual financial report, if any; (v) the three most recent actuarial reports, if any; (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any; (vii) the three most recent Pension Benefit Guaranty Corporation ("PBGC") Forms 1; and (viii) loan documents in connection with loans by the Plan. Prior to the date of this Agreement, the Company has delivered to Parent a true, correct and complete copy of each current employee handbook relating to employees of the Company or any of its Subsidiaries. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

     (d) Section 4.9(b) of the Company Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the Knowledge of the Company and its Subsidiaries, nothing has occurred since the date of such determination letter which cannot be remedied by timely amendment and which would adversely affect the qualified status of such plan. Section 4.9(b) of the Company Disclosure Schedule identifies each Plan or related trust which is intended to meet the requirements of Code Section 501(c)(9) (a "VEBA"), and except as disclosed in Section 4.9(d) of the Company Disclosure Schedule, each such VEBA meets such requirements, has received a favorable determination letter from the IRS, and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).

     (e) All contributions required to be made to any Plan by applicable law or regulation or by any Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, have been timely made or paid in full. Each Plan that is an employee welfare benefit plan under Section 3(l) of ERISA (i) is funded through an insurance company contract or a contract with a health maintenance organization, (ii) is, or is funded through, a VEBA identified as such in Section 4.9(b) of the Company Disclosure Schedule, or (iii) is unfunded.

     (f) With respect to each Employee Benefit Plan, the Company and its Subsidiaries have substantially complied, and are now in substantial compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and each Plan has been administered in all material respects in accordance with its terms and the terms of any applicable collective bargaining agreement. There is not now, nor do any circumstances now exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code. To the Knowledge of the Company and its Subsidiaries, no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty has occurred with respect to any Plan, and no event has occurred which would subject the Company or Parent to any material liability for any excise tax, tax on unrelated business taxable income, penalty, or fine under ERISA or the Code.

     (g) With respect to each Plan that is subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, or Section 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) as of August 31, 1999, the fair market value of the assets of each such Plan that is a defined benefit plan equals or exceeds the "projected benefit obligation" (within the meaning of Financial Accounting Standard No. 87) under such Plan, based upon the actuarial assumptions set forth in the most recent actuarial report for such Plan; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred since December 31, 1994 in respect of any such Plan which is a defined benefit Plan; (iv) all premiums to the PBGC have been timely paid in full; (v) no liability (other than for premiums to the PBGC not yet due and for the payment of benefits and contributions in the ordinary course) under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries; (vi) to the Knowledge of the Company and its Subsidiaries, the PBGC has not instituted proceedings to terminate any such Plan and no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan; and (vii) neither the Company nor any of its Subsidiaries has taken any action to terminate such Plan.

     (h) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of which are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability or other liability that has not been satisfied in full.

     (i) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability to the Company, any of its Subsidiaries, or Parent with respect to any employee benefit plan of any ERISA Affiliate of the Company or any its Subsidiaries. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212(c) of ERISA since December 31, 1993.

     (j)  Except  as set  forth in  Section  4.9(j)  of the  Company  Disclosure
Schedule and except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state law, the Company and its Subsidiaries have no material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents of former employees.

     (k) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (either alone or in conjunction with any other event) cause any amount to be payable, cause the accelerated funding, vesting, exercisability, payment or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries.

     (l) Section 4.9(l)(i) of the Company Disclosure Schedule sets forth a list as of no more than thirty (30) days prior to the date of this Agreement, of all the present officers and employees of the Company and its Subsidiaries, indicating each employee's base salary or wage rate and identifying those who are union employees and those who are part-time employees. Except as set forth in Section 4.9(l)(ii) of the Company Disclosure Schedule, as of the date of this Agreement, no labor union or other collective bargaining unit has been certified or recognized by the Company or any of its Subsidiaries. The Company has provided to Parent a true, complete and correct copy of each collective bargaining agreement covering employees of the Company and its Subsidiaries. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

     (m) There are no pending or, to the Knowledge of the Company and its Subsidiaries, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations, and, to the Knowledge of the Company and its Subsidiaries, there is no set of circumstances which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans, or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in a material liability. No Plan is the subject of any pending, or, to the Knowledge of the Company and its Subsidiaries, threatened, governmental audit or investigation.

     (n) Except as set forth in Section 4.9(n) of the Company Disclosure Schedule, the Company and its Subsidiaries, as applicable, have reserved the right to unilaterally amend and terminate each Plan which is an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, which provides health or life insurance benefits after termination of employment.

     (o) Except as set forth in Section 4.9(o) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company and its Subsidiaries is a party to any employment agreement with any employee pertaining to any of the Company and its Subsidiaries.

     Section 4.10 Environmental Protection. Except as set forth in Section 4.10 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement:

     (a) Compliance. Except where the failure to be in such compliance would not, individually or in the aggregate, have a Company Material Adverse Effect,
(i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 4.10(i)(ii)) and (ii) neither the Company nor any of its Subsidiaries has received any communication from any Governmental Authority or any written communication from any other person that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws.

     (b) Environmental Permits. The Company and each of its Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its facilities or the conduct of its operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, and the Company reasonably believes that any transfer, renewal or reapplication for any Environmental Permit required as a result of the Mergers can be accomplished in the ordinary course of business, except where the failure to obtain or to be in such compliance would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (c) Environmental  Claims. There are no Environmental Claims (as defined in
Section 4.10(i)(i)) pending or, to the Knowledge of the Company and its Subsidiaries, threatened (i) against the Company or any of its Subsidiaries or Joint Ventures, or (ii) against any real or personal property or operations that the Company or any of its Subsidiaries owns, leases or manages, in whole or in part, that, if adversely determined, would have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) Releases. Except for Releases of Hazardous Materials the aggregate liability for which would not have a Company Material Adverse Effect, there have been no Releases (as defined in Section 4.10(i)(iv)) of any Hazardous Material (as defined in Section 4.10(i)(iii)) that would be reasonably likely to (i) form the basis of any Environmental Claim against the Company or any of its Subsidiaries or Joint Ventures, or (ii) to the Knowledge of the Company and its Subsidiaries, cause damage or diminution of value to any of the operations or real properties owned, leased or managed, in whole or in part, by the Company or any of its Subsidiaries or Joint Ventures.

     (e) Predecessors. The Company and its Subsidiaries have no Knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of the Company or any of its Subsidiaries) whose liability the Company or any of its Subsidiaries or Joint Ventures retained, succeeded to, acquired, or assumed, either contractually or by operation of law, or against any real or personal property which the Company or any of its Subsidiaries or Joint Ventures formerly owned, leased or managed, in whole or in part, except for Releases of Hazardous Materials the liability for which would not have, individually or in the aggregate, a Company Material Adverse Effect.

     (f) Listed Sites. There have been no Hazardous Materials generated by the Company or any of its Subsidiaries or Joint Ventures (or predecessors of any of them) that have been disposed of or come to rest at any site that has been included in any published federal, state, or local priority list of hazardous or toxic waste sites.

     (g) Environmental Reports. A copy of all environmental investigations, studies, audits, tests, reviews or analyses relating to the Company or any of its Subsidiaries or Joint Ventures conducted by any of them or any consultant engaged by any of them within the last three years have been provided to Parent prior to the date of this Agreement.

     (h) Liens. The real property owned, operated or leased by the Company and its Subsidiaries is not subject to any Lien, securing the costs of environmental remediation, arising under Environmental Laws.

     (i) As used in this Agreement:

          (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, requests for information, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company, Parent or any of their respective Subsidiaries or Joint Ventures; or (B) circumstances forming the basis of any violation, alleged violation of, or failure to comply with any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

          (ii) "Environmental Laws" means all federal, state, local laws, rules, ordinances and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), protection of human health as it relates to the environment, or occupational health and safety, including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, damage to the environment, resource extraction or other activities that could have impact on the Environment, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Parent, the Company or any of their Subsidiaries or Joint Ventures operates or has stored, treated or disposed of Hazardous Materials.

          (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     Section 4.11 Regulation as a Utility. Except as set forth in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any "associate company," "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of the Company is subject to regulation as (a) a "holding company," a "public-utility company," a "subsidiary company" or an "affiliate" of a "holding company," within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) and 2(a)(11), respectively, of the 1935 Act, (b) a "public utility" under the Power Act, (c) a "natural-gas company" under the Natural Gas Act or (d) a public utility or public service company (or similar designation) by any state in the United States other than Rhode Island or by any foreign country.

     Section 4.12 Vote Required. The approval of the Merger by a majority of the shares entitled to be voted by the holders of Company Common Stock (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

     Section 4.13 Opinion of Financial Advisor. The Company has received the opinion of PaineWebber Incorporated, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, and a copy of such opinion will be provided to Parent promptly after the execution of this Agreement.

     Section 4.14 Ownership of Parent Common Stock. The Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of common stock of Parent.

     Section 4.15 Intellectual Property. Neither the Company nor any of its Subsidiaries has any Knowledge of (i) any infringement or claimed infringement by the Company or any of its Subsidiaries of any patent or patent license rights, trademarks or copyrights of others or (ii) any infringement of the patent or patent license rights, trademarks or copyrights owned by or under license to the Company or any of its Subsidiaries, except for any such infringements of the type described in clause (i) or (ii) that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     Section 4.16 Title to Assets. Except as disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement, none of the assets of the Company or any of its Subsidiaries are subject to any Lien.

     Section  4.17   Indebtedness.   All   outstanding   principal   amounts  of
indebtedness for borrowed money of the Company and its Subsidiaries as of November 23, 1999 are set forth in Section 4.17 of the Company Disclosure Schedule.

     Section 4.18 Machinery and Equipment. Except for normal wear and tear, and with such other exceptions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the machinery and equipment of the Company and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair.

     Section 4.19 Insurance. Section 4.19 of the Company Disclosure Schedule sets forth a list of all policies of insurance held by the Company and its Subsidiaries as of the date of this Agreement. Since September 30, 1997, the assets and the business of the Company and its Subsidiaries have been continuously insured with what the Company reasonably believes are reputable insurers against all risks and in such amounts normally insured against by companies of the same type and in the same line of business as the Company and its Subsidiaries. No notice of cancellation, non-renewal or material increase in premiums has been received by any of the Company and its Subsidiaries with respect to such policies, and none of the Company and its Subsidiaries has Knowledge of any fact or circumstance that could reasonably be expected to form the basis for any cancellation, non-renewal or material increase in premiums, except for such cancellations, non-renewals and increases which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. None of the Company and its Subsidiaries is in default with respect to any provision contained in any such policy or binder nor has there been any failure to give notice or to present any claim relating to the business or the assets of the Company and its Subsidiaries under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for such defaults or failures which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. There are no outstanding unpaid premiums (except premiums not yet due and payable), and no notice of cancellation or renewal with respect to, or disallowance of any claim under, any such policy or binder has been received by the Company and its Subsidiaries, except for such non-payments of premiums, cancellations, renewals or disallowances which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     Section 4.20 Regulatory Proceedings. Except as disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement, other than purchase gas adjustment provisions, none of the Company or its Subsidiaries all or part of whose rates or services are regulated by a Governmental Authority (a) has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Authority or on appeal to the courts, or (b) is a party to any rate proceedings before a Governmental Authority that are, individually or in the aggregate, reasonably likely to result in any orders having a Company Material Adverse Effect.

     Section 4.21 The Company Rights Agreement. Prior to the date of this Agreement, the Company has delivered to Parent a true and complete copy of the Company Rights Agreement. The consummation of the transactions contemplated by this Agreement will not result in the triggering of any right or entitlement of the holders of the Company Common Stock or other Company securities under the Company Rights Agreement. Neither the Company nor any of its Subsidiaries is a party to any agreement similar to the Company Rights Agreement.


                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows:

     Section 5.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority, and Parent has been duly authorized by all necessary approvals and orders of the Florida, Missouri, Pennsylvania and Texas regulatory authorities and the Federal Energy Regulatory Commission (the "FERC"), to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted.

     Section 5.2 Authority; Statutory Approvals.

     (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the applicable Parent Required Statutory Approvals (as defined in Section 5.2(b)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes a valid and binding obligation of Parent and Merger Sub enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

     (b) Statutory Approval. Except as described in Section 5.2(b) of the Parent Disclosure Schedule (as defined in Section 7.6) (the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, the failure to obtain, make or give which would have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Mergers in accordance with this Agreement (any such material adverse effect being hereafter referred to as a "Parent Material Adverse Effect"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.


                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1 Covenants of the Company. From the date hereof until the Effective Time or earlier termination of this Agreement, the Company agrees as follows, as to itself and to each of its Subsidiaries, except as expressly consented to in writing by Parent:

     (a) Ordinary Course of Business. The Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) not make or permit any material change in the general nature of its business, (ii) preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (iii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group, (iv) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice, and (v) preserve all franchises, tariffs, certificates of public convenience and necessity, licenses, authorizations and other governmental rights and permits.

     (b) Dividends. The Company shall not, nor shall it permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any capital stock other than (A) dividends by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, and (B) regular dividends on Company Common Stock with usual record and payment dates that do not exceed the current rate of $0.75 per share of Company Common Stock per year, (ii) split, combine or reclassify any of its capital stock or the capital stock of any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or the capital stock of any of its Subsidiaries, or (iii) redeem, repurchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries, other than redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice.

     (c) Issuance of Securities. Except as set forth in Section 6.1(c) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities.

     (d) Compliance With Law. The Company shall, and shall cause its Subsidiaries to, comply in all material respects with all applicable legal requirements and permits, including without limitation those relating to the filing of reports and the payment of Taxes due to be paid prior to the Closing, other than those contested in good faith with adequate reserves set forth in the Company Financial Statements delivered to Parent prior to the date of this Agreement.

     (e) Charter Documents; Other Actions. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) amend or propose to amend its respective articles of incorporation, by-laws or regulations, or similar organizational documents or (ii) take or fail to take any other action, which in any such case would reasonably be expected to prevent or materially impede or interfere with the Mergers.

     (f) Acquisitions. Except as disclosed in Section 6.1(f) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets.

     (g) Contracts. The Company and its Subsidiaries shall not enter into any transaction or any Contract involving a total commitment by or to any party thereto of more than $125,000 on a yearly basis or more than $500,000 on its remaining term which cannot be terminated on no more than 60 days' notice without penalty or cost to the Company or any of its Subsidiaries as a terminating party. Without limiting the prior sentence, the Company shall not, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material Contract to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims with respect thereto.

     (h) Capital Expenditures. The Company shall not, nor shall it permit any of its Subsidiaries to, make capital expenditures in an aggregate amount in excess of the amount budgeted by the Company or its Subsidiaries for capital expenditures as set forth in Section 6.1(h) of the Company Disclosure Schedule.

     (i) No Dispositions. The Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its respective assets, other than encumbrances or dispositions in the ordinary course of business consistent with past practice.

     (j) Indebtedness. The Company shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice which is subject to redemption or prepayment at any time at the option of the Company or its applicable Subsidiary on no more than 30 days' notice without any penalty or premium or
(ii) arrangements between the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries.

     (k) Compensation, Benefits; Employees. Except as may be required by applicable law or under existing Employee Benefit Plans or collective bargaining agreements, as may be required to facilitate or obtain a determination letter from the IRS that a plan is a Qualified Plan, or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any Employee Benefit Plan, or otherwise increase the compensation or benefits of any director, officer or other employee of the Company or any of its Subsidiaries, except for normal increases in compensation and benefits (including incentive compensation) or actions in the ordinary course of business, that are consistent with the Company's past practice of adjusting compensation and benefits to reflect the average compensation and benefits as determined by general industry or market surveys; provided that prior to implementing any such increases on the basis of such surveys the Company shall advise Parent of its intention so to increase compensation or benefits and of the basis therefor and shall otherwise consult with Parent concerning such proposed increases, or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee. This subsection (k) is not intended to (A) restrict the Company or its Subsidiaries from granting promotions to officers or employees based upon job performance or workplace requirements in the ordinary course of business consistent with past practice or
(B) restrict the Company's ability to make available to employees the plans, benefits and arrangements that have customarily and consistent with past practices been available to officers and employees in the context of such merit-based promotion. The Company and its Subsidiaries shall not hire any new employee unless such employee is a bona fide replacement for a presently-filled position with the Company or a Subsidiary as of the date hereof.

     (l) 1935 Act. The Company shall not, nor shall it permit any of its Subsidiaries to, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act.

     (m) Accounting. The Company shall not, nor shall it permit any of its Subsidiaries to, make any changes in their accounting methods, principles and practices, except as required by law, rule, regulation or GAAP.

     (n) Cooperation, Notification. The Company shall, and shall cause its Subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of Parent to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify Parent of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects,
(iii) advise Parent of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in a Company Material Adverse Effect, and (iv) without limiting the Company's and its Subsidiaries' obligations under Section 6.1(u)(i), promptly provide Parent with copies of all filings made by the Company or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     (o) Third-Party Consents. The Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents and other consents required to consummate the transactions contemplated hereby. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and, if requested by Parent, shall provide copies of all the Company Required Consents obtained by the Company to Parent.

     (p) Discharge of Liabilities. The Company shall not, nor shall it permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports delivered to Parent prior to the date of this Agreement, or incurred in the ordinary course of business consistent with past practice.

     (q) Insurance. The Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry.

     (r) Permits. The Company shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which the Company or any of its Subsidiaries operate.

     (s) No Rights Triggered. The Company shall ensure that the entering into of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby and thereby, do not and will not result, directly or indirectly, in the grant of any rights to any person under any Contract (other than the employment agreements disclosed in Section 6.1(s) of the Company Disclosure Schedule) to which it or any of its Subsidiaries is a party or otherwise. In addition, the Company shall not amend or waive any rights in a manner that would adversely affect any party's ability to consummate the Mergers or the economic benefits of the Mergers to Parent.

     (t) Taxes. The Company shall not, and shall cause its Subsidiaries not to, (i) make or rescind any express or deemed material election relating to Taxes, (ii) settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes,
(iii) materially change any of its methods of reporting income or deductions for federal income Tax purposes, except as may be required by applicable law, or
(iv) file any material Tax Return other than in a manner consistent with past custom and practice.

     (u) The Company and its Subsidiaries shall:

          (i) Not file any material application, petition, motion, order, brief, settlement or agreement in any material proceeding before any Governmental Authority which involves the Company or any of its Subsidiaries, and appeals related thereto without, to the extent reasonably practicable, consulting Parent; provided, however, that if such proceeding is reasonably likely to have a Company Material Adverse Effect, the Company shall not make any such filing without the consent of Parent, which consent shall not be unreasonably withheld or delayed;

          (ii) Not engage in or modify, except in the ordinary course of business, any material intercompany transactions involving any other Subsidiary of the Company;

          (iii) Not make any changes in financial policies or practices, or strategic or operating policies or practices;

          (iv)  Not  make  any  loan  or  advance  to  any  officer,   director,
     shareholder, employee or any other person other than advances for business purposes to employees in the ordinary course of business;

          (v) Not purchase, sell, lease, dispose of or otherwise transfer or make any Contract for the purchase, sale, lease, disposition or transfer of, or subject to Lien, any of the assets of the Company or its Subsidiaries other than in the ordinary course of business; and

          (vi) Not terminate any existing gas purchase, exchange or transportation contract necessary to supply firm gas at all city gate delivery points or enter into any new contract for the supply, transportation, storage or exchange of gas with respect to the Company's or its Subsidiaries' regulated gas distribution operations or renew or extend or negotiate any existing contract providing for the same where such contract is not terminable within sixty (60) days without penalty without obtaining Parent's prior written consent; provided, however, that if the Company provides Parent with a copy of any such proposed new Contract, Parent shall be deemed to have consented to the entering into of such Contract if Parent does not notify the Company of its disapproval of such Contract by the end of the second business day after receipt by Parent of such copy of such proposed new Contract.

     (v) Customer Notifications. At any time and from time to time as reasonably requested by Parent prior to the Closing Date, each of the Company and its Subsidiaries will permit Parent at Parent's expense to insert preprinted single-page customer education materials into billing documentation to be delivered to customers affected by this Agreement; provided, however, that the Company has reviewed in advance and consented to the content of such materials, which consent shall not be unreasonably withheld or delayed. Other means of notifying customers may be employed by either the Company or Parent, at the expense of the initiating party, but in no event shall any notification be initiated without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed).

     (w) Company Bondholders' Consent. The Company shall use its reasonable best efforts to obtain consents from all holders of each series of First Mortgage Bonds issued under the Indenture of First Mortgage dated as of December 15, 1992 between Valley, the Company, as Guarantor, and State Street Bank and Trust Company, as Trustee, and from all holders of each series of debentures issued under the Indenture between the Company and Mellon Bank, N.A., dated as of September 1, 1997, each as amended or supplemented from time to time, to such amendments to such Indentures as requested by Parent.

     (x) Financing Activities. The Company shall, and shall cause its Subsidiaries to, cooperate, to the fullest extent commercially reasonable and practicable, with Parent's requests with respect to refinancing by the Company and its Subsidiaries of the current maturities of any of their indebtedness, and any repurchase, redemption or prepayment by the Company or any of its Subsidiaries of any of their indebtedness that may be required prior to or because of the Mergers or that Parent may request that the Company or any of its Subsidiaries effect prior to the Mergers, so as to permit Parent to have the maximum opportunity to refinance, on or promptly after the Closing Date without any penalty except as may be due pursuant to the terms of the Company's or its Subsidiaries' indebtedness as in effect on the date of this Agreement, any of the Company's or its Subsidiaries' indebtedness outstanding on the Closing Date; provided, however, that neither the Company nor any of its Subsidiaries shall be required to consummate prior to the Effective Time any such refinancing, repurchase, redemption or repayment requested by Parent.

     (y) Legislative Action. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause the Rhode Island Legislature to: (i) unconditionally amend the legislative charter of Valley to expressly and unconditionally approve and authorize the Valley Merger, (ii) unconditionally amend the legislative charter of Bristol to expressly and unconditionally approve and authorize the Bristol Merger, (iii) expressly and unconditionally approve and authorize the Company Merger, and (iv) expressly and unconditionally permit Parent to qualify to do business in Rhode Island in accordance with the RIBCA, notwithstanding contrary provisions of Section 7-1.1-3 and Section 7-1.1-99 (collectively, the "Legislative Actions"). All Legislative Actions shall be in form and substance reasonably acceptable to Parent. The Company shall, and shall cause its Subsidiaries to, cooperate with Parent to effect the Legislative Actions as soon as practicable after the date of this Agreement.

     Section 6.2 Covenant of the Company; Alternative Proposals. (a) From and after the date hereof, the Company agrees (i) that it will not, its Subsidiaries will not, and it will not authorize or permit any of its or its Subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by it or any of its Subsidiaries or any of the foregoing) to, directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) or take any other action designed or which could be reasonably expected to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement or otherwise in any way cooperate or facilitate the making of an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and (iii) that it will notify Parent orally and in writing of any such inquiry, offer or proposals, within one business day of the receipt thereof, and that it shall keep Parent informed of the status of any such inquiry, offer or proposal; provided, however, that notwithstanding any other provision hereof, the Company may (1) at any time prior to the time at which the Company Shareholders' Approval shall have been obtained, engage in discussions or negotiations with a third party who (without solicitation in violation of the terms of this Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A) (x) the third party has first made an Alternative Proposal that, in the good faith judgment of the Company's Board of Directors (after consulting with its financial and legal advisors) is financially superior to the Company's shareholders than the Merger and has demonstrated that it will have adequate sources of financing to consummate such Alternative Proposal, and (y) the Board of Directors of the Company shall conclude in good faith, based upon the advice of outside counsel and such other matters as the Board of Directors of the Company deems relevant, that such actions are necessary for the Company's Board of Directors to act in a manner consistent with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides at least two business days' prior written notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, and of the identity of the person or group making the Alternative Proposal and the material terms thereof, including a copy of any offer or proposal submitted in writing, and (y) receives from such person an executed confidentiality agreement containing the same terms and conditions as the Confidentiality Agreement (as defined in Section 7.1) except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal, and (2) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, business combination, share exchange, tender offer, exchange offer or similar transaction involving the Company or any of the Company's Subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in or a material portion of the assets of the Company or any of the Company's Subsidiaries, including any single or multi-step transaction or series of related transactions.

     (b) Neither the Board of Directors of the Company nor any committee thereof may, (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Company or such committee of the Merger or this Agreement, (ii) approve or recommend or propose publicly to approve or recommend an Alternative Proposal or (iii) cause the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Proposal. Notwithstanding the foregoing, prior to the time at which the Company Shareholders' Approval has been obtained, in response to an Alternative Proposal (without solicitation in violation of the terms of this Agreement) from a third party, if the Board of Directors of the Company determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel, that such proposal is financially superior to the Company's shareholders than the Merger and that failure to do any of the actions set forth in clauses (i), (ii) or
(iii) above of this Section 6.2(b) would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors under applicable law, the Board of Directors of the Company may (i) withdraw or modify its approval or recommendation of the Merger or this Agreement, approve or recommend an Alternative Proposal or cause the Company to enter into an Alternative Proposal and (ii) negotiate with a third party with respect to such Alternative Proposal, and subject to the Company having paid to Parent the fees described in Section 9.3 hereof and having entered into a definitive agreement with respect to such Alternative Proposal, terminate this Agreement; provided, however, that prior to entering into a definitive agreement with respect to an Alternative Proposal, the Company shall give Parent at least five (5) days' notice thereof, and shall cause its representatives to negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; provided, further, that if the Company and Parent are unable to reach an agreement on such adjustments within five (5) days after such notice from the Company, the Company may enter into such definitive agreement, subject to the provisions of Article IX.

     Section 6.3 Employment Agreement. Parent and Mr. Alfred P. Degen have entered into an employment agreement in the form attached hereto as Exhibit A (the "Employment Agreement"), which will become effective upon consummation of the Merger.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     Section 7.1 Access to Information.

     (a) Upon reasonable notice and during normal business hours, the Company shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of Parent reasonable access, throughout the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission. Each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers and other representatives of the other reasonable access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement. Each party shall, and shall cause its Subsidiaries and representatives to, hold in strict confidence all Information (as defined in the Confidentiality Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with Confidentiality Agreement dated November 1, 1999 between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").

     (b) As promptly as practicable after Parent's request, the Company will furnish such financial and operating data and other information pertaining to the Company or its Subsidiaries and their businesses and assets as Parent may reasonably request; provided, however, that nothing herein will obligate the Company or any of its Subsidiaries to take actions that would unreasonably disrupt its ordinary course of business or violate the terms of any legal requirement or Contract to which the Company or its Subsidiary is a party or to which any of its assets is subject in providing such information, or to incur any costs with respect to Parent's external auditors (or the Company's or its Subsidiaries' external auditors in the event a report by such auditors is requested by Parent) providing accounting services with respect to issuing an auditor's report required by or for Parent.

     Section 7.2 Proxy Statement.

     (a) (i) As soon as practicable after the date hereof, the Company shall take such reasonable steps as are necessary for the prompt preparation and filing with the SEC of a proxy statement relating to the Company Special Meeting (as defined in Section 7.4(a)) (together with any amendments thereto or supplements thereto, the "Proxy Statement"). Each of Parent and the Company shall furnish all information concerning it, its officers and directors, and the holders of its capital stock as the other may reasonably request in connection with the preparation and filing of the Proxy Statement. The Company will use all commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after filing and as promptly as practicable after such clearance, the Company shall mail the Proxy Statement to its shareholders entitled to notice of and to vote at the Company Special Meeting. As promptly as practical after consultation between Parent and the Company, the Company shall respond to any comments made by the SEC with respect to the Proxy Statement.

          (ii) The Company agrees that information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, at the date of the mailing of the Proxy Statement (or any supplement thereto) and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Company Special Meeting any event or circumstance relating to the Company or any of its Subsidiaries, or its or their respective officers or directors, should be discovered by the Company that should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby shall comply as to form in all material respects with the applicable requirements of the Securities Act and the regulations thereunder and the Exchange Act and the regulations thereunder.

          (iii) Parent agrees that information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement shall not, at the date of the mailing of the Proxy Statement (or any supplement thereto) or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Company Special Meeting any event or circumstance relating to Parent or any of its Subsidiaries, or to their respective officers or directors, should be discovered by Parent that should be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

          (iv) No representation, warranty, covenant or agreement is made by or on behalf of the Company with respect to information supplied by any other person other than its Subsidiaries for inclusion in the Proxy Statement. No representation, warranty, covenant or agreement is made by or on behalf of Parent with respect to information supplied by any other person for inclusion in the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company without providing Parent with the opportunity to review and comment thereon; provided, however, that no such filing, amendment or supplement (i) that relates to Parent or any of its Subsidiaries or (ii) that is reasonably likely to have a material adverse effect on Parent or any of its Subsidiaries, shall be made without Parent's prior written approval. If at any time prior to the Company Special Meeting any information relating to any party hereto or any of their respective officers, directors, shareholders or Subsidiaries, should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly prepared, filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

     (b) Letter of the Company's Accountant. Following receipt by Grant Thornton LLP, the Company's independent auditor, of an appropriate request from the Company pursuant to SAS No. 72, the Company shall use its best efforts to cause to be delivered to Parent a letter of Grant Thornton LLP dated a date within two business days before the date of the Proxy Statement, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for the "cold comfort" letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

     Section 7.3 Regulatory Matters. Each party hereto shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain no later than the Initial Termination Date (as defined in Section 9.1(b)), as such date may be extended pursuant to Section 9.1(b), all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals, the Parent Required Statutory Approvals and the Legislative Actions. Notwithstanding anything to the contrary contained in this Agreement, including this Section 7.3, neither Parent, nor any of Parent's Affiliates shall be required to divest themselves of any of their respective assets or properties or agree to limit the ownership or operation by Parent or any of Parent's Affiliates of any assets including any of the assets of the Company and its Subsidiaries and Joint Ventures.

     Section 7.4 Company Shareholders' Approval.

     (a) Company Special Meeting. Subject to the provisions of Section 7.4(b), the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its articles of incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, (iv) solicit from its shareholders proxies in favor of the Merger and take all other action reasonably necessary, or, in the reasonable opinion of Parent, advisable to secure the Company Shareholders' Approval, and (v) cooperate and consult with Parent with respect to each of the foregoing matters.

     (b) Meeting Date. The Company Special Meeting for the purpose of securing the Company Shareholders' Approval shall be held on such date as the Company and Parent shall mutually determine.

     Section 7.5 Directors' and Officers' Indemnification.

     (a) Indemnification and Insurance. For a period of six years after the Effective Time, Parent will indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries (the "Indemnified Parties") in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and by-laws in effect on the date hereof; provided, however, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of such claims shall continue until the final disposition of any and all such claims. For six years after the Effective Time, Parent will use its reasonable best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section, if the annual premiums of such insurance coverage exceed 200% of the previous year's premiums, Parent will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent, for a cost not exceeding such amount.

     (b) Successors. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions must be made so that the successors and assigns of Parent will assume the obligations set forth in this
Section 7.5.

     (c) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company and its Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective articles of incorporation and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time (or in the event any relevant claim is asserted or made within such six-year period, until final disposition of such claim).

     (d) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 7.6 Disclosure Schedules. On the date hereof, (a) Parent has delivered to the Company a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by an authorized officer of Parent stating the Parent Disclosure Schedule is being delivered pursuant to this Section 7.6(a), and (b) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by an authorized officer of the Company stating the Company Disclosure Schedule is being delivered pursuant to this Section 7.6(b). The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

     Section 7.7 Public Announcements. Subject to each party's disclosure obligations imposed by law or the applicable regulations of any securities exchange upon which such party's securities are listed, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

     Section 7.8 Certain Employee Agreements. Subject to Section 7.9, Parent shall assume all contracts, agreements and collective bargaining agreements of the Company and its Subsidiaries which apply to any current or former employee or current or former director of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prevent Parent from enforcing such contracts, agreements and collective bargaining agreements in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement or collective bargaining agreement. It is the present intention of Parent and the Company that following the Effective Time there will be no involuntary reductions in force at the Company or its Subsidiaries, but that Parent will achieve workforce reductions through attrition; however, Parent reserves the right to respond as it deems appropriate based on business conditions and regulatory environments. If reductions in workforce in respect of employees of the Company and its Subsidiaries become necessary, they shall be made on a fair and equitable basis, in light of the circumstances and the objectives to be achieved, giving consideration to previous work history, job experience, qualifications, and business needs, and any employees whose employment is terminated or jobs are eliminated by Parent shall be entitled to participate on a fair and equitable basis in the job posting programs offered by Parent. Any workforce reductions carried out following the Effective Time by Parent shall be done in accordance with all applicable collective bargaining agreements, and all applicable laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

     Section 7.9 Employee Benefit Plans.

     (a) Except as may be required by applicable law, each Plan in effect on the date hereof (or as amended or established in accordance with or as permitted by this Agreement) shall be maintained in effect with respect to the employees, former employees, directors or former directors of the Company and any of its Subsidiaries who are covered by such plans, programs, agreements or arrangements immediately prior to the Effective Time until Parent determines otherwise on or after the Effective Time, and Parent shall assume as of the Effective Time each Plan maintained by the Company immediately prior to the Effective Time and perform such plan, program, agreement or arrangement in the same manner and to the same extent that the Company would be required to perform thereunder; provided, however, that nothing herein contained shall limit any reserved right contained in any such Plan to amend, modify, suspend, revoke or terminate any such plan, program, agreement or arrangement; provided, further, that, except as may be required by applicable law, Parent or its Subsidiaries shall provide to the employees of the Company and its Subsidiaries who are employed immediately prior to the Effective Time and who are not covered by a collective bargaining agreement ("Covered Company Employees") for a period of no less than 24 months following the Effective Time, base salary levels, bonus opportunity levels and employer-provided benefits under Qualified Plans, supplemental retirement benefit plans which are not Qualified Plans and welfare plans that are comparable in the aggregate to those provided immediately prior to the Effective Time. Without limiting the foregoing, each Covered Company Employee who is a participant in any Plan shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits (but specifically excluding for benefit accrual purposes) under any replacement benefit plan of Parent or any of its Subsidiaries or Affiliates in which such employee becomes a participant for service credited for the corresponding purpose under any such Plan, unless such crediting of service would operate to cause any such plan or agreement to fail to comply with the applicable provisions of the Code and ERISA or other applicable law. Notwithstanding the foregoing, but subject to Section 7.9(b), Parent acknowledges that each Covered Company Employee who is a participant in the Valley Gas Company Supplemental Retirement Plan (the "SERP") as of the date hereof shall continue to accrue benefits for 24 months after the Effective Time under terms at least as favorable as the terms of the SERP in effect on the date of this Agreement, taking into account service and compensation earned while employed by Parent and its Subsidiaries after the Effective Time. After the 24 months immediately following the Effective Time, Parent agrees to maintain during the next 24-month period, for Covered Company Employees who continue their service with Parent, base salary levels, bonus opportunity and employer-provided benefits under Qualified Plans, supplemental retirement benefit plans which are not Qualified Plans and welfare plans that are appropriate for the market given Parent's financial circumstances, the industry in which it operates, and regulatory considerations. No provision contained in this Section 7.9 shall be deemed to constitute an employment contract between Parent or any of its Subsidiaries and any individual, or a waiver of Parent's or any of its Subsidiaries' right to discharge any employee at any time, with or without cause.

     (b) The Company shall take all necessary actions so that, effective no later than immediately before the date the Company Shareholders' Approval is obtained, (i) each of the SERP, the Morris Merchants, Inc. Executive Deferred Compensation Plan and all other executive benefit plans and programs of the Company and its Subsidiaries shall be amended to the extent necessary so that any provisions therein that prohibit or limit the amendment or termination thereof following a change of control do not apply to individuals who are not participants therein as of the date of this Agreement and (ii) subject to applicable law and the provisions of any applicable collective bargaining agreement, each Qualified Plan shall be amended to the extent necessary so that any provisions therein that call for the waiver or elimination of vesting requirements upon or following a change in control shall apply only to individuals who are participants therein immediately before the Effective Time.
Section 7.9(b) of the Company Disclosure Schedule sets forth a list of all Plans which contain provisions that either (x) prohibit or limit the amendment or termination thereof following a change of control, or (y) call for the waiver or elimination of vesting requirements upon a change of control.

     (c) Parent will permit each of the Covered Company Employees to carry forward all days of sick leave accrued prior to the Effective Time.

     (d) For a 5-year period from the Effective Time, Parent agrees to provide retiree medical plan coverage which is substantially comparable to the coverage under the Company retiree medical plan as of the date hereof, subject to Parent's right to adjust copayment and cost sharing provisions (which may be continued in the same proportions to the Company-provided portions of cost) to any former Covered Company Employee (and his or her eligible dependents) who is currently receiving such benefits thereunder, or any active Covered Company Employee (and his or her eligible dependents) who would be eligible for such benefits if he or she retired on the Effective Time (or who, within 5 years of the Effective Time, retires and is eligible to receive benefits thereunder).

     Section 7.10 Company Stock Plans. With respect to each Plan that provides for benefits in the form of Company Common Stock ("Company Stock Plans"), the Company and Parent shall take all corporate action necessary or appropriate to
(i) provide for the issuance or purchase in the open market of common stock of Parent rather than Company Common Stock, pursuant thereto, and otherwise to amend such Company Stock Plans to reflect this Agreement and the Merger, (ii) obtain shareholder or board of director approval with respect to such Company Stock Plans to the extent such approval is required for purposes of the Code or other applicable law, or to enable such Company Stock Plans to comply with Rule 16b-3 promulgated under the Exchange Act, (iii) reserve for issuance under such Company Stock Plans or otherwise provide a sufficient number of shares of Parent Common Stock for delivery upon payment of benefits, grant of awards or exercise of options under such Company Stock Plans and (iv) as soon as practicable after the Effective Time, file registration statements on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such Company Stock Plans to the extent such registration statement is required under applicable law, and Parent shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, the Company shall administer the Company Stock Plans, where applicable, in a manner that complies with Rule 16b-3 promulgated under the Exchange Act. This Section 7.10 shall not limit any reserved right contained in any Plan to amend, modify, suspend, revoke or terminate any such plan, program, agreement or arrangement.

     Section 7.11 Expenses. Subject to Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 7.12 Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and, subject to the last sentence of Section 7.3 take such further actions as may reasonably be requested by any other party in order to consummate the Mergers in accordance with the terms hereof.

     Section 7.13 Community Involvement. For two years after the Effective Time, Parent will make at least $60,000 per year in charitable contributions to the communities served by the Company prior to the Merger and otherwise maintain a substantial level of involvement in community activities in the State of Rhode Island that is similar to, or greater than, the level of community development and related activities carried on by the Company.

     Section 7.14 Financial Statements to be Provided. Upon Parent's request, the Company shall (i) provide to Parent audited and unaudited financial statements required to be included in (a) the proxy statements and the registration statement contemplated by the Agreement of Merger, dated as of October 4, 1999, by and between Parent and Fall River Gas Company and (b) the proxy statement contemplated by the Agreement and Plan of Merger, dated as of November 15, 1999, by and between Parent, GUS Acquisition Corporation and Providence Energy Corporation, and (ii) cause its independent accountants to deliver to Parent, Fall River Gas Company and Providence Energy Corporation the required consents in connection therewith.

     Section 7.15 Officers of Valley Division. From the Effective Time until the earlier of their resignation, removal by Parent, or reassignment by Parent in the event of a restructuring of the Valley Division, the following individuals shall serve the Valley Division of the New England Business Unit of Parent in the following capacities:

Alfred P. Degen as President and Chief Executive Officer

Charles K. Meunier as Vice President, Operations

Richard G. Drolet as Vice President, Information Systems and Corporate Planning

Sharon Partridge as Vice President, Chief Financial Officer and Treasurer

Jeffrey P. Polucha as Vice President, Marketing and Development

James P. Carney as Assistant Vice President, Human Resources

William D. Mullin as Assistant Vice President, Operations

Alan H. Roy as Assistant Vice President, Gas Supply

Robert A. Young as Assistant Vice President and Chief Engineer

     Parent expressly reserves the right to restructure the operations of the Valley Division or the New England Business Unit at any time and from time to time in any manner that it deems appropriate in its sole discretion.


                                  ARTICLE VIII
                                   CONDITIONS

     Section 8.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the satisfaction at or prior to the Closing of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

     (a) Shareholder Approval. The Company Shareholders' Approval shall have been obtained.

     (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Mergers shall have been issued and be continuing in effect, and the Mergers and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

     Section 8.2 Conditions to Obligation of Parent to Effect the Mergers. The obligation of Parent to effect the Mergers shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions, except as may be waived by Parent in writing pursuant to Section 9.5:

     (a) Performance of Obligations of the Company. The Company (and its appropriate Subsidiaries) shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in the case of clauses (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained in any of such representations or warranties) which, individually and in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect.

     (c) Closing Certificates. Parent shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) of this Agreement have been satisfied.

     (d) Statutory Approvals. The Company Required Statutory Approvals, the Parent Required Statutory Approvals and all other approvals, consents, opinions or rulings of Governmental Authorities required in order to consummate the transactions contemplated hereby, shall have been obtained, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect or a material adverse effect on the business, operations, properties, financial condition or results of operation of Parent, or which would otherwise, in the reasonable determination of Parent, be unduly burdensome to Parent in a manner that would be, individually or in the aggregate, reasonably likely to have, a Company
Material Adverse Effect or a material adverse effect on the business, operations, properties, financial condition or results of operation of Parent. A "Final Order" means an action by a Governmental Authority as to which: (a) no request for stay of the action is pending, no such stay is in effect and if any time period is permitted by statute or regulation for filing any request for such stay, such time period has passed; (b) no petition for rehearing, reconsideration or application for review of the action is pending and the time for filing any such petition or application has passed; (c) such Governmental Authority does not have the action under reconsideration on its own motion and the time in which such reconsideration is permitted has passed; and (d) no appeal to a court, or a request for stay by a court of the Governmental Authority's action is pending or in effect and the deadline for filing any such appeal or request has passed. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated hereby, shall have expired or been terminated.

     (e) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances disclosed in the Company SEC Reports delivered to Parent prior to the date of this Agreement which is reasonably likely to have a Company Material Adverse Effect.

     (f) Company Required Consents. Each of the Company Required Consents shall have been obtained to the reasonable satisfaction of Parent, other than any such consents which, if not obtained, are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect after the Closing. In addition, all consents and approvals required under the terms of any note, bond or indenture listed in Section 4.4(b) of the Company Disclosure Schedule to which the Company or any of its Subsidiaries is a party, shall have been obtained.

     (g) Resignations. Each director of the Company, and each director of the Subsidiaries of the Company, shall resign or retire as a director of the applicable entity effective as of the Effective Time in accordance with such entity's organizational documents and applicable provisions of the RIBCA or other applicable state law, as the case may be; provided, however, that such resignations (but not retirements) shall not cause the termination of any such person's employment as an employee of the Company or its Subsidiaries.

     (h) Tax Good Standing. Letters of Tax Good Standing shall have been obtained for the Company and its Subsidiaries from the Rhode Island Department of Taxation.

     (i) Company Bondholders' Consent. All holders of each series of First Mortgage Bonds issued and outstanding under the Indenture of First Mortgage, dated as of December 15, 1992, between Valley, the Company, as Guarantor, and State Street Bank and Trust Company, as Trustee, and all holders of each series of debentures issued and outstanding under the Indenture between the Company and Mellon Bank, N.A., dated as of September 1, 1997, each as amended or supplemented from time to time, shall have consented to such amendments to such Indentures as requested by Parent.

     (j) Legislative Actions. The Legislative Actions shall have been completed.

     Section 8.3 Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Section 9.5:

     (a) Performance of Obligations of Parent. Parent shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in the case of clauses (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained in any of such representations and warranties) which, in the aggregate, would not be reasonably likely to result in a Parent Material Adverse Effect.

     (c) Statutory Approvals. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated hereby, shall have expired or been terminated.

     (d) Closing Certificates. The Company shall have received a certificate signed by an authorized officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) of this Agreement have been satisfied.


                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the Company contemplated by this Agreement:

     (a) by mutual written consent of the Company and Parent;

     (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before the date that is 15 months from the date hereof (the "Initial Termination Date"); provided, however, that if on the Initial Termination Date the conditions to the Closing set forth in
Section 8.2(d), 8.3(c) or 8.2(j) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the 18-month anniversary of the date hereof; and provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any agreement or covenant has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before the Initial Termination Date or as it may be so extended;

     (c) by any party hereto, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held
Company Special Meeting, including any adjournments thereof, by the Initial Termination Date;

     (d) by any party hereto, by written notice to the other parties if any state or federal law, order, rule or regulation is adopted or issued, which has the effect of prohibiting the Mergers, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Mergers, and such order, judgment or decree shall have become final and nonappealable;

     (e) by the Company prior to the time at which the Company Shareholders' Approval shall have been obtained, upon five days' prior written notice to Parent, if the Board of Directors of the Company determines in good faith that termination of this Agreement is necessary for the Board of Directors of the Company to act in a manner consistent with its fiduciary duties to shareholders under applicable law by reason of an Alternative Proposal meeting the requirements of Section 6.2 having been made; provided that

          (A) the Board of Directors of the Company shall determine based on advice of outside counsel with respect to the Board of Directors' fiduciary duties that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by Parent in negotiation entered into pursuant to Section 6.2(b), it is necessary pursuant to such fiduciary duties that the directors reconsider such commitment as a result of such Alternative Proposal;

          (B) the other provisions of Section 6.2(b) have been complied with by the Company; and

          (C) the  Company's  ability to terminate  this  Agreement  pursuant to
Section 9.1(e) is conditioned upon the payment by the Company to Parent of the amounts owed by it pursuant to Section 9.3;

     (f) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (ii) Parent shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied;

     (g) by Parent, by written notice to the Company, if (i) there exist breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) the Company (or its appropriate
Subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors of the Company or any committee thereof (A) shall withdraw or modify or proposes to withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement or the transactions contemplated hereby, (B) shall fail to reaffirm such approval or recommendation upon Parent's request within two days of such request, (C) shall approve or recommend any acquisition of the Company or any of its Subsidiaries or a material portion of their respective assets or any tender offer for the shares of capital stock of the Company or any of its Subsidiaries or any other Alternative Proposal, in each case by a party other than Parent or any of its Affiliates, (D) causes the Company or any of its Subsidiaries to enter into a definitive agreement related to the Alternative Proposal or (E) shall resolve to take any of the actions specified in clause (A), (B), (C) or (D); or

     (h) by Parent, by written notice to Company, if a third party, including a group (as defined under the Exchange Act), acquires securities representing greater than 50% of the voting power of the outstanding voting securities of Company.

     Section 9.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent pursuant to Section 9.1, there shall be no liability on the part of any party or its Affiliates, shareholders, officers or directors, agents or other representatives hereunder; provided, however, that (i) any fee payable under Section 9.3 is paid to Parent and (ii) no such termination shall relieve any party of liability for any claims, damages or losses suffered by the other party as a result of the negligent or willful failure of a party to perform any obligations required to be performed by it hereunder on or prior to the date of termination and (iii) the agreement contained in the last sentence of Section 7.1(a) and Sections 7.11, 9.3, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10 shall survive any termination of this Agreement.

     Section 9.3 Termination Fee; Expenses.

     (a)  The  Company   shall  pay  Parent  a  fee  of  $5.0  million  in  cash
("Termination Fee") upon the termination of this Agreement by the Company pursuant to Section 9.1(e) or by Parent pursuant to Section 9.1(g)(iii) or 9.1(h).

     (b) Liquidated Damages; Prompt Payment. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If the Company fails to pay promptly to Parent the fee due under
Section 9.3, in addition to any amounts paid or payable pursuant to Section 9.3, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the prime rate published in The Wall Street Journal on the date (or preceding business day if such date is not a business day) such fee was required to be paid, compounded on a daily basis using a 360-day year.

     Section 9.4 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Time, but after such approvals, no such amendment shall (a) alter or change the amount of the Merger Consideration, or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Company capital stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.


                                    ARTICLE X
                               GENERAL PROVISIONS

     Section 10.1 Non-survival. All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1, in Articles I and II and in Sections 7.5, 7.11, 9.3, 10.3, 10.4, 10.5, 10.6, 10.7,
10.8, 10.9 and 10.10.

     Section 10.2 Brokers. The Company represents and warrants that, except for PaineWebber Incorporated whose fees have been disclosed to Parent prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Parent represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, (b) sent by reputable overnight courier service on the business day after mailing, (c) telecopied (which is confirmed) (if confirmed during business hours) at the time of such confirmation or (if confirmed outside of business hours) the next business day or (d) mailed by registered or certified mail (return receipt requested) five days after being so mailed, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i)  If to the Company, to:

                  Valley Resources, Inc.
                  1595 Mendon Road
                  P.O. Box 7900
                  Cumberland, Rhode Island 06144
                  Attention:  Sharon Partridge
                              Vice President, Chief Financial Officer,
                                Secretary and Treasurer
                  Telephone:  (401) 334-1188
                  Telecopy:   (401)  334-9135

              with a copy to:

                  Edwards and Angell, LLP
                  51 John F. Kennedy Parkway
                  Short Hills, New Jersey 07078
                  Attention:  Christine M. Marx, Esq.
                  Telephone:  (973) 921-5219
                  Telecopy:   (973) 376-3380

        (ii)  If to Parent or Merger Sub, to:

                  Southern Union Company
                  504 Lavaca Street, Suite 800
                  Austin, Texas  78701
                  Attention:  Peter H. Kelley
                              President and Chief Operating Officer
                  Telephone:  (512) 370-8307
                  Telecopy:   (512) 477-3879

              with a copy to:

                  Hughes Hubbard & Reed LLP
                  One Battery Park Plaza
                  New York, New York 10004
                  Attention:  Kenneth A. Lefkowitz, Esq.
                  Telephone:  (212) 837-6557
                  Telecopy:   (212) 422-4726

     Section 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. Any assignment in violation of the terms of this Agreement shall be null and void ab initio. This Agreement shall be construed in accordance with and governed by the laws of the State of New York (without regard to its principles of conflicts of law other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), including all matters of construction, validity and performance, except to the extent that the terms and consummation of the Mergers are subject to the Delaware General Corporation Law or the RIBCA, in which case such laws shall govern.

     Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10.8 Waiver of Jury Trial. Each party to this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of this Agreement.

     Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Rhode Island or in the Southern District of New York in the county of New York and the borough of Manhattan, or in Rhode Island state court or in New York state court in the county of New York and the borough of Manhattan, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Rhode Island or in the Southern District of New York in the county of New York and the borough of Manhattan, or any Rhode Island state court or in any New York state court in the county of New York and the borough of Manhattan in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Rhode Island or in the county of New York and the borough of Manhattan.

     Section 10.10 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                   VALLEY RESOURCES, INC.


                                   By:  /s/ Alfred P. Degen
                                       ---------------------------------------
                                   Name:   Alfred P. Degen
                                   Title:  President and Chief Executive Officer



                                   SOUTHERN UNION COMPANY


                                   By: /s/ Peter H. Kelley
                                       ---------------------------------------
                                   Name:   Peter H. Kelley
                                   Title:  President and Chief Operating Officer



                                   SUG ACQUISITION CORPORATION


                                   By: /s/ Peter H. Kelley
                                       ---------------------------------------
                                   Name:   Peter H. Kelley
                                   Title:  President